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Release: November 30, 1998

Contact: Media Relations -- Eric W. Thode, (713) 759-3635
         Investor Relations -- Brenda J. Peters, (713) 759-3954


                         TEPPCO PARTNERS, L.P. ACQUIRES
                    DUKE ENERGY TRANSPORT AND TRADING COMPANY


         HOUSTON, November 30, 1998 -- TEPPCO Partners, L.P. (NYSE:TPP) today announced the completion of its acquisition of the business of Duke Energy Transport and Trading Company (DETTCO) from Duke Energy Corporation (Duke).


         DETTCO, based in Oklahoma City, gathers, stores, transports and markets crude oil principally in Texas and Oklahoma, operates two trunkline natural gas liquids (NGL) pipelines in South Texas and distributes lube oil to industrial and commercial accounts through Lubrication Services, Inc. (LSI). The crude gathering and transportation segment has historically accounted for about 71% of DETTCO's operating margin. The NGL segment's contribution has been about 24%, with LSI accounting for the remaining 5%. Unaudited margin and volume data for DETTCO for the years ended December 31, 1995 through 1997 were as follows:



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
                                                      December 31,
                                                      ------------
                                             1995         1996         1997
                                           --------     --------     --------
                                                       (unaudited)
Margin and Revenue ($M)
------------------
  Crude pipeline transportation revenue    $ 12,236     $ 12,314     $ 14,645
  Crude oil marketing margin                  5,416        7,624        5,975
  NGL transportation revenue                  7,014        6,751        6,754
  LSI margin                                  1,431        1,530        1,523
  Other                                         217           93           87
                                           --------     --------     --------
      Total                                  26,314       28,312       28,984
  Operating Expense                          12,916       14,673       13,978
                                           --------     --------     --------
      EBITD                                  13,398       13,639       15,006
  Depreciation                                2,842        3,175        3,724
  Other                                          20            1          (11)
                                           --------     --------     --------
      EBIT                                 $ 10,536     $ 10,463     $ 11,293

System Receipts (BPD):
----------------------
  Crude Oil                                  74,248       67,687       70,967
  NGLs                                       19,965       19,347       16,902


         "TEPPCO is pleased to close on this acquisition," said William L. Thacker, chairman, president and chief executive officer. "These assets provide a first step into the crude oil gathering, transportation, storage and marketing business with the necessary infrastructure and personnel to grow this segment of the energy industry. We expect the acquisition to be accretive to TEPPCO's income and cash flow beginning in 1999. DETTCO's philosophy has been to create solid margins by closely linking the purchase and sale of crude oil, and utilizing their significant storage and pipeline asset base. This approach greatly reduces commodity risk, and has resulted in DETTCO being one of the most consistent and successful companies in the crude gathering business for a number of years. Steady performance in both up and down crude markets, while maintaining one of the highest per barrel margins in the business has been a DETTCO trademark."



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         TEPPCO issued approximately 3.9 million Class B limited partnership units to Duke Energy in exchange for the DETTCO business. The units are substantially identical to TEPPCO's outstanding common units, but they will not be listed on the New York Stock Exchange. The Class B limited partner units will be convertible into common units, upon approval by TEPPCO's unitholders. If conversion is not approved within approximately 16 months, Duke Energy will have the right to sell the Class B limited partner units to TEPPCO at 95.5% of the then market price of the common units.

         The crude oil and NGL activities of DETTCO will be conducted under the name TEPPCO Crude Oil, LLC (TCO), which is a subsidiary of TCTM, L.P. and an indirect subsidiary of TEPPCO Partners, L.P.

         TEPPCO Partners, L.P. is a publicly owned master limited partnership which conducts business through two operating partnerships. TE Products Pipeline Company, Limited Partnership is one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States. TCTM, L.P. is a crude oil gathering, transportation, storage and marketing company operating primarily in Texas and Oklahoma.

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and other factors discussed in TEPPCO's filings with the Securities and Exchange Commission.


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